                                                                  EXHIBIT 99.2


                            STOCK PURCHASE AGREEMENT

   THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of September
11, 2000, is made by and among Prison Realty Trust, Inc., a Maryland corporation formerly known as Prison Realty Corporation ("Prison Realty"), and Sodexho Alliance, S.A., a French societe anonyme ("Sodexho"). (Sodexho is sometimes referred to herein as the "Seller").

                                   WITNESSETH:

   WHEREAS, Sodexho owns 1,749,532 shares of the common stock of Corrections Corporation of America, a Tennessee corporation formerly known as Correctional Management Services Corporation ("CCA"), $0.01 par value per share (the "CCA Common Stock"), representing approximately 16.0% of CCA's issued and outstanding capital stock, on a fully-diluted basis (the "Shares");

   WHEREAS, pursuant to the terms of CCA's charter, CCA shall not be merged with or sold to another entity without the prior consent of the holders of 80.0% of CCA's capital stock;

   WHEREAS, in connection with the restructuring of Prison Realty (the "Restructuring"), Prison Realty, CCA Acquisition Sub, Inc., a Tennessee corporation and wholly-owned subsidiary of Prison Realty ("CCA Acquisition Sub"), and CCA have entered into an Agreement and Plan of Merger, dated as of June 30, 2000 (the "Merger Agreement"), to effect the merger of CCA with and into CCA Acquisition Sub (the "Merger");

   WHEREAS, immediately prior to the consummation of the Merger, Prison
Realty desires to purchase, and Sodexho desires to sell, all of the Shares for the non-cash consideration comprised of securities of Prison Realty as set forth herein;

   WHEREAS, Prison Realty and Sodexho are entering into this Agreement to provide for the purchase and sale of the Shares and to establish various rights and obligations in connection therewith and in connection with such other transactions contemplated hereby; and

   WHEREAS, the Restructuring, including the Merger and the transactions contemplated by this Agreement, is intended to serve as an alternative to agreements previously entered into by the parties hereto with respect to a restructuring of Prison Realty, including, but not limited to, (i) the Agreement and Plan of Merger dated December 26, 1999 by and among Prison Realty and certain of its wholly-owned subsidiaries, including CCA Acquisition Sub, and CCA, Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI") (Prison Realty, CCA, PMSI and JJFMSI known, collectively, as the "Companies"), (ii) those certain Securities Purchase Agreements dated December 26, 1999 and April 5, 2000 (as executed on April 16, 2000), respectively, by and among the Companies, on the one hand, and affiliates of the Fortress Investment Group LLC and The Blackstone Group, LLC, and Pacific Life Insurance Company, on the other hand, respectively, and
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(iii) that certain Stock Purchase Agreement dated December 21, 1999 by and among
Prison Realty, CCA, Baron Asset Fund, a Massachusetts business trust ("Baron"), and Sodexho.

   NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, conditions, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF THE SHARES AND SODEXHO VOTE.

   1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, Sodexho agrees to sell to Prison Realty, and Prison Realty agrees to purchase from Sodexho, all of the Shares, totaling 1,749,532 shares of CCA Common Stock, for the purchase prices and consideration set forth in Section 1.2 hereof.

   1.2 PURCHASE PRICE AND CONSIDERATION FOR THE SHARES. Subject to the terms and conditions set forth in this Agreement, in consideration for the sale and delivery of the Shares by Sodexho, Prison Realty will issue and deliver to Sodexho at the Closing, as defined herein, shares of its voting common stock, $0.01 par value per share ("Prison Realty Common Stock"), with an aggregate value of eight million dollars (U.S.) ($8,000,000), as calculated below (the Prison Realty Common Stock to be issued and delivered to Sodexho as consideration for the Shares known as the "Purchase Price").

   The number of shares of Prison Realty Common Stock to be issued and delivered to Sodexho as the Purchase Price shall be determined by dividing $8,000,000 (U.S.) by the lesser of (i) $3.4375 (U.S.), the closing price of shares of Prison Realty Common Stock on the New York Stock Exchange (the "NYSE") on Friday, June 23, 2000, (ii) the average closing price of Prison Realty Common Stock on the NYSE over the five trading days ending two trading days prior to the closing of the Merger, (iii) the conversion price of any of Prison Realty's secured or unsecured indebtedness existing prior to the Merger, and (iv) the exercise price of any equity securities issued by Prison Realty prior to the Merger in satisfaction of its existing contractual obligations.

   The number of shares of Prison Realty Common Stock to be issued and delivered to Sodexho pursuant to the foregoing formula is identical to the consideration payable, directly or indirectly, to Baron in connection with Prison Realty's purchase of the shares of CCA Common Stock held by Baron or otherwise in connection with the purchase of the shares or the completion of the Merger, except for warrants to purchase up to $3,000,000 in shares of Prison Realty Common Stock to be issued to Baron as consideration for its consent to the Merger, with such warrants having such valuation formula as (i) set forth in the Stock Purchase Agreement by and between Baron and Prison Realty dated June 30, 2000 and (ii) described in the joint proxy statement/prospectus of Prison Realty and CCA, dated August 4, 2000, which is a part of Prison Realty's Registration Statement on Form S-4 (Reg. no. 333-41778) filed with the Securities and Exchange Commission on July 19, 2000,


                                        2
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as supplemented on September 5, 2000. Except for the foregoing, there are no other agreements or understandings between Prison Realty and Baron with respect to these matters.

   1.3 MERGER VOTES. Subject to the terms and conditions set forth in this Agreement, in consideration for the purchase of the Shares by Prison Realty, Sodexho agrees to vote, or cause to be voted, all of the Shares in favor of the Merger and the related transactions to be approved by the shareholders of CCA in connection therewith and agrees to vote, or cause to be voted, any shares of Prison Realty Common Stock owned by Sodexho in favor of the actions recommended by the Board of Directors of Prison Realty for approval by Prison Realty's stockholders at a special meeting of the stockholders of Prison Realty to be held in connection with the Restructuring.

   1.4 EFFECT ON CERTAIN EXISTING AGREEMENTS. Subject to the terms and conditions set forth herein, the parties hereto acknowledge and agree (and the parties have received a letter from CCA pursuant to which CCA acknowledges and agrees) that this agreement supercedes the Purchase-Related Agreements (as herein defined) with respect to the parties' rights, duties and obligations thereunder and the Purchase-Related Agreements shall each, at the time of the Closing and thereafter, be considered null and void and of no further force or effect with respect to the parties, and the rights and obligations contained in each such document shall no longer be binding upon the parties hereto. For purposes hereof, "Purchase-Related Agreements" means all agreements entered into by and among the parties hereto in connection with the purchase by Sodexho and Baron of the Shares from CCA, including without limitation (i) the Stock Purchase Agreement, dated December 28, 1998, by and among CCA, Sodexho and Baron, (ii) the Registration Rights Agreement, dated December 30, 1998, by and among CCA, Sodexho and Baron, (iii) the Shareholders' Agreement, dated December 30, 1998, among Baron, Sodexho and CCA, and (iv), except for provisions regarding the right of Sodexho to have a representative serve on the board of directors of Prison Realty, the Agreement in Principle, among Sodexho, CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), the former Corrections Corporation of America (a predecessor in interest to Prison Realty) ("Old CCA") and CCA. Prison Realty hereby confirms that Sodexho shall be entitled to have a representative serve on the board of directors of Prison Realty as previously agreed to by the parties.

   1.5 CLOSING. The closing of the purchase by Prison Realty of the Shares
(the "Closing") shall take place at a time to be mutually agreed upon by the parties, at the offices of Stokes Bartholomew Evans & Petree, P.A. in Nashville, Tennessee or at such other place as the parties shall mutually agree; provided, however, that the Closing shall take place prior to the closing of the Merger.

   At the Closing, Sodexho shall deliver to Prison Realty a certificate or certificates, registered in Sodexho's name, representing the Shares being acquired by Prison Realty pursuant to this Agreement, accompanied by a blank stock power relating thereto, against payment of the Purchase Price. At the Closing, Prison Realty shall deliver to Sodexho a certificate or certificates, registered in Sodexho's name, representing the shares of Prison Realty Common Stock being issued to Sodexho as the Purchase Price pursuant to the terms of this Agreement.

   1.6 TERMINATION. This Agreement may be terminated by any of the parties hereto if the purchase and sale of the Shares shall not have been consummated on or before October 31, 2000, unless the failure to consummate the purchase and sale of the Shares is the result of a material breach of this Agreement by the party seeking to terminate this Agreement. Upon termination of this Agreement pursuant to this Section 1.6, this Agreement shall forthwith become void and shall have no effect, and the obligations of the parties hereto with respect to the matters set forth herein shall terminate.

2. REPRESENTATIONS AND WARRANTIES OF SODEXHO. Sodexho hereby represents and warrants to Prison Realty as of the date hereof as follows:

   2.1 ORGANIZATION. Sodexho represents and warrants that it is a societe anonyme duly organized, validly existing and in good standing under the laws of France.

   2.2 DUE AUTHORIZATION. Sodexho has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sodexho and the consummation by Sodexho of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Sodexho. This Agreement has been duly executed and delivered by Sodexho and constitutes a valid and binding agreement of Sodexho enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   2.3 OWNERSHIP OF SHARES. (i) Sodexho is the beneficial owner of the number of Shares set forth in Section 1.1 hereof, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind; (ii) except for the Shares, Sodexho does not own any other capital stock, equity interest or debt instrument issued by CCA, nor does it own any right, option or warrant to acquire any of the foregoing; (iii) Sodexho has the full right, power, authority and capacity to sell and transfer the Shares owned by it; and (iv) by virtue of the transfer of the Shares owned by Sodexho to Prison Realty at the Closing, Prison Realty will obtain full title to such Shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind. As of the date of the Closing, Sodexho represents that it has no claims of any kind against Prison Realty or CCA with respect to the Shares, or the sale thereof.

   2.4 CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement nor the performance by Sodexho of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Sodexho pursuant to, or require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body pursuant to, the

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organizational documents or agreements of Sodexho or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Sodexho is bound.

   2.5 BROKERAGE. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Sodexho.

   2.6 OFFERING OF SHARES. Neither Sodexho nor any Person, as defined hereafter, acting on the behalf of it has offered the Shares for sale to, solicited any offers to buy the Shares from or otherwise approached or negotiated with respect to the CCA Common Stock with any Person other than Prison Realty. Neither Sodexho nor any Person acting on the behalf of it has taken or will take any action (including, without limitation, any offering of any securities of CCA under circumstances which would require the integration of such offering with the offering of the Shares under the Securities Act of 1933, as amended (the "Act") and the rules and regulations of the U.S. Securities and Exchange Commission (the "Commission") thereunder) which might subject the sale of the Shares to the registration requirements of Section 5 of the Act.

   2.7 ACTIONS PENDING; COMPLIANCE WITH LAW. (a) There is no action, suit, investigation, proceeding, claim or penalty pending or, to the knowledge of Sodexho threatened by any public official or governmental authority or agency, against Sodexho or any of its respective properties or assets by or before any court, arbitrator or governmental body, department, commission, board, bureau, agency or instrumentality, which questions the validity of this Agreement or the Shares or any action taken or to be taken pursuant hereto or thereto or which is reasonably likely to result in any material adverse change in the business, prospects or financial condition of Sodexho, (b) Sodexho is not in default in any material respect with respect to any judgment, order, writ, injunction, decree or award; and (c) the business of Sodexho is in compliance with applicable Federal, state and local laws and regulations, as well as all applicable laws and regulations of any applicable foreign governmental agency or authority, all to the extent necessary to avoid any material adverse effect on the business, properties or condition (financial or other) of Sodexho taken as a whole.

3. REPRESENTATIONS AND WARRANTIES OF PRISON REALTY. Prison Realty hereby represents and warrants to Sodexho as of the date hereof as follows:

   3.1 ORGANIZATION. Prison Realty is a corporation duly organized and existing in good standing under the laws of the State of Maryland and has the power to own its respective property and to carry on its respective business as now being conducted.

   3.2 DUE AUTHORIZATION.

    (A) The execution and delivery of this Agreement by Prison Realty and compliance by Prison Realty with all the provisions of this Agreement: (i) are within the corporate power and authority of Prison Realty; and (ii) have been authorized by all requisite corporate

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proceedings on the part of Prison Realty. This Agreement has been duly executed and delivered by Prison Realty and constitutes the valid and binding agreement of Prison Realty enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (B) The issuance of the Prison Realty Common Stock to be issued pursuant to the terms of this Agreement has been duly authorized by Prison Realty, and the shares of Prison Realty Common Stock to be issued pursuant to the terms of this Agreement have been reserved for issuance and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable and listed for trading on the NYSE or such other exchange as Prison Realty Common Stock may be traded. There are no preemptive rights or other rights to subscribe for or purchase securities existing with respect to the issuance of the Prison Realty Common Stock by Prison Realty pursuant hereto.

    (C) Prison Realty shall: (i) at the Closing, have filed with the Commission a registration statement which shall have been declared effective by the Commission with respect to the issuance of the Prison Realty Common Stock at Closing; or, in the alternative, (ii) have filed, within 15 days following the Closing, a registration statement which is subsequently declared effective by the Commission within 60 days following the filing of such registration statement with the Commission.

   3.3 CONFLICTING AGREEMENTS AND CHARTER PROVISIONS. Neither the execution and delivery of this Agreement and the purchase of the Shares or the issuance and delivery of the Prison Realty Common Stock as consideration therefore, nor fulfillment of nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the Charter or Bylaws of Prison Realty or any mortgage, agreement, security, instrument, order, judgment, decree, statute, law, rule or regulation to which Prison Realty or any of its property is subject.

   3.4 BROKERS OR FINDERS. No agent, broker, investment banker or other firm or Person, is or will be entitled to any broker's fee or any other commission or similar fee from Prison Realty in connection with any of the transactions contemplated by this Agreement. As used herein, "Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

   3.5 FULL DISCLOSURE. Neither the representations appearing in Section 3 of this Agreement, nor any schedule, exhibit, list, certificate or other instrument and document furnished or to be furnished by Prison Realty to Sodexho pursuant to this Agreement contains any untrue

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statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

4. CONDITIONS TO THE OBLIGATIONS OF EACH OF PRISON REALTY AND SODEXHO. The obligations of the parties to consummate the transactions contemplated hereunder shall be contingent upon the satisfaction of the conditions contained in this
Section 4. If any of these conditions is not satisfied, or waived by the appropriate party, no party hereto shall have any obligation to perform any of its obligations under this Agreement, and this Agreement shall be void and of no further force and effect.

   4.1 Those conditions precedent set forth in Sections 6.01, 6.02, and
6.03 of the Merger Agreement.

   4.2 The approval of the Merger and the transactions contemplated hereby by Lehman Commercial Paper Inc. ("Lehman"), the administrative agent of the Company's $1.0 billion senior secured credit facility, as required by the terms of the Amended and Restated Credit Agreement dated August 4, 1999 by and among the Company as Borrower, certain of its subsidiaries as Guarantors, those parties identified as the Lenders thereunder, Lehman as Administrative Agent, Societe Generale as Documentation Agent, The Bank of Nova Scotia as Syndication Agent, and Southtrust Bank (formerly known as Southtrust Bank, N.A.) as Co-Agent, as amended by the terms of that ceratin Waiver and Amendment, dated June 9, 2000.

   4.3 The waiting period applicable to the purchase of the Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

5. CONDITIONS TO THE OBLIGATIONS OF PRISON REALTY. The obligation of Prison Realty to purchase the Shares at the Closing is, at its option, subject to the satisfaction, on or before such date, of the following conditions:

    (A) The representations and warranties of Sodexho contained in
Section 2 hereof shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date, and Sodexho shall have certified to such effect to Prison Realty in writing.

    (B) Sodexho shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the date of the Closing, and Sodexho shall have certified to such effect to Prison Realty in writing.

    (C) All corporate and other proceedings to be taken by Sodexho in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Prison Realty and its counsel, and Prison Realty and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

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    (D) Pursuant to Section 1.3 herein, Sodexho shall have voted, or caused to be voted, all of the Shares in favor of the Merger and the related transactions to be approved by the stockholders of CCA in connection therewith and shall have voted, or caused to be voted, all shares of Prison Realty Common Stock owned by it in favor of the matters necessary to complete the Restructuring to be approved by the stockholders of Prison Realty in connection therewith.

6. CONDITIONS TO THE OBLIGATIONS OF SODEXHO. The obligation of Sodexho to sell the Shares being purchased by Prison Realty at the Closing is subject to the satisfaction, on or before such dates, of the following conditions:

    (A) The representations and warranties contained in Section 3 hereof shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date.

    (B) Prison Realty shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the date of the Closing.

    (C) All corporate and other proceedings to be taken by Prison Realty in connec tion with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Sodexho and its counsel, and Sodexho and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

    (D) The shares of Prison Realty Common Stock to be issued as consideration for the purchase of the Shares shall have been approved for listing on the NYSE, subject to official notice of issuance, if applicable.

    (E) The Stock Acquisition Agreement by and among Prison Realty; CCA; Juvenile and Jail Facility Management Services Inc., a Tennessee corporation; Corrections Corporation of America (U.K.) Limited, a company incorporated in England and Wales; and Sodexho, shall have been duly executed by the parties thereto.

7. MISCELLANEOUS.

   7.1 CLAIMS BY SODEXHO. Assuming full compliance by Prison Realty with its obligations under this Agreement, Sodexho, on behalf of itself and each of its successors, assigns, affiliates, agents, officers, directors, employees and representatives, hereby knowingly and voluntarily releases, acquits and forever discharges Prison Realty and its successors, assigns, affiliates, agents, officers, directors, employees and representatives from any and all actions, causes of action, claims, suits, damages, costs, judgments and any and all other liabilities of any, either in law or in equity, which have arisen or may arise as a result of or related to Baron's status as a shareholder of CCA, including, but not limited to, its initial purchase of shares of CCA Common Stock in December

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1998, and the payment by Prison Realty of the Baron Consideration in connection with Prison Realty's purchase of shares of CCA Common Stock held by Baron and Baron's consent to the Merger.

   7.2 REGISTRATION RIGHTS. In the event the shares issued to Sodexho under the terms of this Agreement are deemed not to be registered for the purposes of resale under the Securities Act of 1933, as amended (the "Act"), Prison Realty shall, upon the request of Sodexho, promptly register all or a portion of such shares for the purposes of resale under the Act pursuant to a registration statement covering such resale filed with, and declared effective by, the Securities and Exchange Commission.

   7.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without giving effect to conflicts of law principles thereof. The English language version of all documents related to the transactions contemplated hereby will govern.

   7.4 JURISDICTION; FORUM; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement each of Prison Realty and Sodexho hereby irrevocably:

    (A) submit to the non-exclusive jurisdiction of the United States
District Court for the Middle District of Tennessee or any state court located in the State of Tennessee, County of Davidson and the non-exclusive jurisdiction of the U.S. District Court for the Southern District of New York (collectively, the "Selected Courts") and waive any objection to venue being laid in the Selected Courts whether based on the grounds of FORUM NON CONVENIENS or otherwise;

    (B) consent to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to any party hereto at their respective addresses referred to in Section 7.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

    (C) waive, to the fullest extent permitted by law, any right they may have to a trial by jury in any Proceeding.

   7.5 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties' prior written consent.

   7.6 ENTIRE AGREEMENT; AMENDMENT. This Agreement together with the Exhibits attached hereto constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Except as expressly provided herein, neither this Agreement nor any

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term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by all parties hereto.

   7.7 NOTICES, ETC. All notices and other communications provided for or permitted hereunder shall be made in writing and delivered by hand delivery, facsimile, or any courier guaranteeing overnight delivery to the addresses and/or facsimile numbers listed below. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt is confirmed, if delivered by facsimile; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

   if to Prison Realty:

   Prison Realty Trust, Inc.
   10 Burton Hills Boulevard, Suite 100
   Nashville, Tennessee 37215
   Attention: John D. Ferguson, Chief Executive Officer and President

   with a copy to:

   Stokes & Bartholomew, P.A.
   424 Church St., Suite 2800
   Nashville, Tennessee 37219
   Attention: Elizabeth E. Moore, Esq.

   if to Sodexho:

   Sodexho Alliance, S.A.
   Port de la Bourdonnais
   75007 Paris, FRANCE
   Attention: Jean Pierre Cuny

   with a copy to:

   Ropes & Gray
   One International Place
   Boston, Massachusetts 02110-2624
   Attention: Howard K. Fuguet, Esq.

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.



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

   7.8 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

   7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

   7.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

   7.11 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The terms "affiliate" and "associate" shall have the meanings ascribed to them in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   7.12 FURTHER ACTIONS; REASONABLE EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental or regulatory entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any restraint vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement.

   7.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

   7.14 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the purchase, sale and delivery of the Shares, regardless of any investigation made by or on behalf of any party; (b) Sodexho hereby covenants and agrees with Prison Realty that, regardless of any investigation made at any time by or on behalf of Prison Realty or any information Prison Realty may have and, regardless of the Closing hereunder, Sodexho shall indemnify Prison Realty and its respective directors, officers, employees and affiliates, and each of its successors and assigns, and hold it and them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation made by Sodexho in this Agreement (including, without limitation, any certificate, document or instrument delivered in connection herewith); and (c) Prison Realty hereby covenants and agrees with Sodexho that, regardless of any investigation made at any time by or on behalf of Sodexho or any information Sodexho may have and, regardless of the Closing hereunder, Prison Realty shall indemnify Sodexho and its respective directors, officers, employees and affiliates, and each of its successors and assigns, and hold it and them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation made by Prison Realty in this Agreement (including, without limitation, any certificate, document or instrument delivered in connection herewith).

   7.15 EXPENSES. Except as otherwise provided in this Agreement, or in any other agreement referred to in this Agreement, each of the parties shall be responsible for their own expenses relating to the transactions contemplated hereby, except for filing fees previously paid by Prison Realty in connection with the approval of the Merger and the transactions contemplated hereby by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

   IN WITNESS WHEREOF, Prison Realty and Sodexho have caused this Agreement to be duly executed and delivered, all as of the day and year first above written.

                                          PRISON REALTY:

                                          PRISON REALTY TRUST, INC.
                                          A MARYLAND CORPORATION



                                          By: /s/ John D. Ferguson
                                             -----------------------------------
                                          Its: President/Chief Executive Officer
                                              ----------------------------------


                                          SODEXHO:

                                          SODEXHO ALLIANCE, S.A.
                                          A FRENCH SOCIETE ANONYME



                                          By: /s/ Jean-Pierre Cuny
                                             -----------------------------------
                                          Its: Senior Vice President
                                              ----------------------------------